Exhibit 10.1

GUARANTY AGREEMENT

This Guaranty Agreement is made and entered into effective as of December 22, 2005, by and among Equitex, Inc., a Delaware corporation (“Equitex”), and Game Financial Corporation, a Minnesota corporation (“Game Financial”).

INTRODUCTION

A. Game Financial, FastFunds Financial Corporation, a Nevada corporation and consolidated subsidiary of Equitex (“FastFunds”), and Chex Services, Inc., a Minnesota corporation and wholly owned subsidiary of FastFunds (“Chex Services”), are parties to an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Game Financial is purchasing substantially all of the assets of Chex Services.

B. The Purchase Agreement contemplates Equitex’s execution and delivery of a Guaranty Agreement, in the form of this Agreement, under which Equitex will unconditionally guarantee all of the representations, warranties and obligations of FastFunds and Chex Services under the Purchase Agreement and agree to certain other terms and conditions. Game Financial’s willingness to enter into the Purchase Agreement is conditioned upon the execution of this Guaranty Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing, the parties hereby agree as follows:

1. General Guarantee. Equitex hereby unconditionally guarantees the performance and payment of and by FastFunds and Chex Services of all covenants, agreements and obligations (including indemnification) under the Purchase Agreement, and all of the representations and warranties of FastFunds and Chex Services in the Purchase Agreement, subject to the terms, conditions and time periods set forth in the Purchase Agreement; provided, however, that Equitex shall have the right to assert all defenses, offsets and counterclaims that FastFunds or Chex Services may have against Game Financial as a condition to all its obligations hereunder.

2. Representations and Warranties. Equitex hereby joins in the representations and warranties set forth in Section 6 of the Purchase Agreement with respect to itself (as though it were a “Chex Entity” as defined in the Purchase Agreement) and with respect to FastFunds and Chex Services. For purposes of such representations and warranties, this Guaranty Agreement shall be considered an “Ancillary Agreement.”

3. Covenants and Agreements. Equitex agrees to be bound by the covenants and agreements set forth in Section 8 of the Purchase Agreement as though it were a “Chex Entity” as defined in the Purchase Agreement, including without limitation Sections 8.1 (Conduct of Business), 8.3 (Confidentiality), 8.10 (Exclusivity) and 8.11 (Covenant Not to Compete).

4. Indemnification. In addition to its general guarantee above, Equitex agrees to indemnify and hold harmless the Game Financial Indemnified Parties as set forth in Section 10 of the Purchase Agreement as though Equitex were a “Chex Entity” directly obligated by Section 10.

5. General. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument. In addition, signatures may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall constitute valid and binding signatures to this Agreement to the same extent as original signatures.

This Agreement (together with the Purchase Agreement) sets forth the parties’ final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements.

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In Witness Whereof, the parties hereto have caused this Guaranty Agreement to be duly signed in their respective names all as of the date and year first above written.

EQUITEX:
EQUITEX, INC. a Delaware corporation
/s/ Henry Fong
Henry Fong, President

GAME FINANCIAL:
GAME FINANCIAL CORPORATION: a Minnesota corporation

By:/s/ Renz R. Nichols
Name:Renz R. Nichols Title: President

Signature Page - Guaranty Agreement